EXHIBIT 99.1

Contact:	Nel Taylor Chief Communication Officer 502.394.2100

STEVEN S. REED NAMED RESCARE
CHIEF LEGAL OFFICER AND SECRETARY
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David S. Waskey, General Counsel, Retiring December 2013

LOUISVILLE, KY (April 15, 2013) – ResCare, Inc., the nation’s largest private human services company, announced today that Steven S. Reed has been appointed as the Company’s Chief Legal Officer and Corporate Secretary.  Mr. Reed, a director of ResCare since 2003, has stepped down from the Board upon assuming his new position.

Mr. Reed has practiced law since 2001 at Reed Wicker, LLC, Louisville, Kentucky, where he has been Managing Member. He served as United States Attorney for the Western District of Kentucky from 1999 to 2001 and as an Assistant U.S. Attorney for the same district from 1993 to 1999. Mr. Reed is a past Chair of the Board of Trustees of the University of Kentucky and served as a Trustee from 1994 to 2006.

“I am excited Steve has accepted the position. He has been an invaluable member of our Board of Directors and will be able to transition easily to Chief Legal Officer,” said Ralph G. Gronefeld, Jr., ResCare President and Chief Executive Officer. “Steve brings a wealth of experience that has served us well over the years. I look forward to working with him in his new role.”

ResCare also announced that David S. Waskey, General Counsel, has announced his retirement effective December 2013. He will work closely with Mr. Reed during the transition period.

“Dave has done an incredible job during his 21 years with us,” said Mr. Gronefeld. “Since becoming CEO in 2006, I have leaned heavily on his expertise and wise counsel, and I have found Dave to be one of the most creative problem solvers I have ever met. I appreciate that he will be staying with us through the end of the year to assist in Steve’s transition and to continue to offer his support.”

About ResCare
ResCare, with nearly 40 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to seniors and people with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its nearly 45,000 dedicated employees, serve daily nearly 60,000 people in 43 states, Washington, D.C., Canada and Puerto Rico. For more information about ResCare, please visit the Company’s website at www.ResCare.com.

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